Exhibit 99.1

October, 2004

Quarterly Report
Third Quarter 2004

I am pleased to report strong earnings for the most recent quarter. Earnings after the effects of dilution were up by 25% to $1.58 million from $1.26 million for the same period a year ago. Earnings per share were even stronger because of our recently announced share buyback. For the quarter our earnings per share were 57 cents compared with 45 cents last year. For the year to date earnings are now up 15%.

Growth in our assets is fueling this improvement in our income. Our loan portfolio is up 27% from a year ago and now totals over $350 million. A portion of this came from our acquisition in Cynthiana late in 2003. However, we have also enjoyed healthy loan growth in each of the other five counties in which we have offices.

At the end of 2004 Louis Prichard will succeed me as CEO of Kentucky Bank. I will continue to be bank Chairman, but responsibility for financial performance will then belong to Louis. In my role as Chairman I will still be available to assist him. We also have a strong board of directors and a very capable management team. Louis is well prepared for his new role. He is an energetic and talented executive with CEO experience prior to joining our team. He has already made valuable contributions to our business.

To better address our challenges and opportunities, we have recently made some changes in bank organization. Nancye Fightmaster was named Bourbon County Regional Manager. In this role she will be responsible for business development activities in the market where our business is largest. Martha Woodford has been named Vice President and Assistant Director of Operations. In this role she will assist Hugh Crombie, Vice President and Director of Operations, to provide effective support for our customer contact people. We continue to prepare for the future as we build our business in some of Central Kentucky's most attractive communities.



Buckner Woodford
President


                                         UNAUDITED
CONSOLIDATED BALANCE SHEET


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
CONSOLIDATED BALANCE SHEET

                                                      9/30/2004           9/30/2003           Change
Assets
  Cash & Due From Banks                             $   9,444,099      $   9,995,068           -5.5%
  Securities                                          118,194,820         96,972,712           21.9
  Loans Held For Sale                                      11,848          7,168,394          -99.8
  Loans                                               351,501,657        277,596,182           26.6
  Reserve for Loan Losses                               4,261,123          3,165,751           34.6
    Net Loans                                         347,240,534        274,430,431           26.5
  Federal Funds Sold                                        7,000          2,302,000          -99.7
  Other Assets                                         32,634,354         20,676,006           57.8
     Total Assets                                   $ 507,532,655      $ 411,544,611           23.3%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  65,742,450      $  60,108,956            9.4%
    Savings & Interest Checking                       121,745,106        105,695,091           15.2
    Certificates of Deposit                           178,021,222        139,969,011           27.2
      Total Deposits                                  365,508,778        305,773,058           19.5
  Repurchase Agreements                                19,142,978          1,367,972         1299.4
  Other Borrowed Funds                                 75,182,690         55,098,782           36.5
  Other Liabilities                                     3,325,831          3,329,493           -0.1
    Total Liabilities                                 463,160,277        365,569,305           26.7
  Stockholders' Equity                                 44,372,378         45,975,306           -3.5
    Total Liabilities & Stockholders' Equity        $ 507,532,655      $ 411,544,611           23.3%
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
CONSOLIDATED INCOME STATEMENT

                                                 Nine Months Ending                       Three Months Ending
                                                                   Percentage                              Percentage
                                         9/30/2004      9/30/2003    Change       9/30/2004      9/30/2003   Change


Interest Income                        $ 19,235,472    $ 16,618,233   15.7%      $ 6,505,838   $ 5,344,820    21.7%
Interest Expense                          6,645,498       5,808,543   14.4         2,253,907     1,840,246    22.5
  Net Interest Income                    12,589,974      10,809,690   16.5         4,251,931     3,504,574    21.3
Loan Loss Provision                         620,000         675,000   -8.1           170,000       225,000   -24.4
  Net Interest Income After Provision    11,969,974      10,134,690   18.1         4,081,931     3,279,574    24.5
Other Income                              5,120,511       5,161,207   -0.8         1,813,605     1,787,039     1.5
Other Expenses                           11,287,667      10,348,039    9.1         3,661,560     3,411,018     7.3
  Income Before Taxes                     5,802,818       4,947,858   17.3         2,233,976     1,655,595    34.9
Income Taxes                              1,634,607       1,331,355   22.8           654,509       394,015    66.1
  Net Income                              4,168,211       3,616,503   15.3         1,579,467     1,261,580    25.2
Net Change in Unrealized Gain (loss)
  on Securities                            (745,011)       (313,331)               1,734,946      (606,247)
  Comprehensive Income                 $  3,423,200    $  3,303,172              $ 3,314,413   $   655,333

Selected Ratios
  Return on Average Assets                     1.08%           1.17%                    1.27%         1.22%
  Return on Average Equity                     12.0            10.7                     14.1          11.0

  Earnings Per Share                        $  1.50         $  1.30                  $  0.58       $  0.45
  Earnings Per Share - assuming dilution       1.49            1.29                     0.57          0.45
  Cash Dividends Per Share                     0.63            0.57                     0.21          0.19
  Book Value Per Share                        16.56           16.50

  Market Price                                High       Low        Close
    Third Quarter '04                        $33.00     $31.00     $31.50
    Second Quarter '04                       $34.00     $31.00     $33.00


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